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                                                                   EX-99.B 11(b)


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A (file No. 33-54126) of Stagecoach Inc. for its LifePath 2000 Fund, LifePath 2010, Fund, LifePath 2020 Fund, LifePath 2030 Fund, and LifePath 2040 Fund of our report dated April 20, 1995 on our audit of the financial statements and financial highlights for LifePath 2000 Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio, and LifePath 2040 Master Portfolio (each, a series of Master Investment Portfolio) for the periods indicated thereon.


                                      /s/ COOPERS & LYBRAND L.L.P.


San Francisco, California
November 30, 1995